UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ImmunoCellular Therapeutics, Ltd.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUNOCELLULAR THERAPEUTICS, LTD.

23622 Calabasas Road, Suite 300

Calabasas, California 91302

October 4, 2016

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of ImmunoCellular Therapeutics, Ltd. The Special Meeting will be held at the Company’s headquarters at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, beginning at 9:00 A.M., local time, on Monday, November 14, 2016, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), whereby each outstanding forty (40) shares of Common Stock would be combined, converted and changed into one (1) share of Common Stock and (ii) a reduction in the number of authorized shares of the Common Stock from 249,000,000 to 25,000,000 shares (Proposal One).

2.	To adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One (Proposal Two).

Whether or not you plan to attend the meeting, please vote at your earliest convenience by following the instructions in the notice of internet availability of proxy materials or the proxy card you received in the mail.

I hope you will join us.

Sincerely,

/s/ Gary S. Titus
Gary S. Titus
Chairman of the Board

IMMUNOCELLULAR THERAPEUTICS, LTD.

23622 Calabasas Road, Suite 300

Calabasas, California 91302

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on November 14, 2016

Notice is hereby given to the holders of common stock, $0.0001 par value per share, of ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular,” the “Company,” “we” or “our”) that the Special Meeting of Stockholders will be held on Monday, November 14, 2016 at the Company’s headquarters at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, beginning at 9:00 A.M., local time, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), whereby each outstanding forty (40) shares of Common Stock would be combined, converted and changed into one (1) share of Common Stock and (ii) a reduction in the number of authorized shares of the Common Stock from 249,000,000 to 25,000,000 shares (Proposal One).

2.	To adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One (Proposal Two).

Only those stockholders of record at the close of business on September 27, 2016 are entitled to notice of and to vote at the Special Meeting or any postponement or adjournment of the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available at the Special Meeting.

By Order of the Board of Directors

October 4, 2016	/s/ Gary S. Titus
Gary S. Titus
Corporate Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD YOU RECEIVED IN THE MAIL TO VOTE YOUR SHARES. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU NEED NOT RETURN A PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on November 14, 2016 at the Company’s headquarters at 23622 Calabasas Road, Suite 300, Calabasas, California 91302.

This Proxy Statement and the accompanying proxy are available at www.proxyvote.com.

IMMUNOCELLULAR THERAPEUTICS, LTD.

23622 Calabasas Road, Suite 300

Calabasas, California 91302

Special Meeting of Stockholders to be Held on November 14, 2016

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, $0.0001 par value per share, of ImmunoCellular Therapeutics, Ltd., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders to be held at the Company’s headquarters at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, beginning at 9:00 A.M., local time, on Monday, November 14, 2016, and at any postponement or adjournment of the Special Meeting.

Pursuant to the rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet and to mail the Notice, or to mail the Proxy Statement and Proxy Card, as applicable, on or about October 4, 2016 to all stockholders of record as of the close of business on September 27, 2016.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement.

Who is entitled to vote at the Special Meeting?

Only stockholders of record at the close of business on September 27, 2016 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Some of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record — If on September 27, 2016 your shares are registered directly in your name with our Transfer Agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote your proxy directly with us by sending your proxy to Broadridge or to vote in person at the Special Meeting. If you submit your proxy telephonically or over the internet, you must vote no later than 11:59 p.m. Eastern Time on November 13, 2016.

•	Beneficial Owner — If on September 27, 2016 your shares are held in the name of a stock brokerage account or a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has provided voting instructions for you to use. If you wish to attend the Special Meeting and vote in person, please contact your broker or nominee so that you can receive a legal proxy to present at the Special Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date.

How many votes are needed to approve each proposal?

To be approved, Proposal One, approval of Amendment to our Amended and Restated Certificate of Incorporation, must receive “FOR” votes from the holders of a majority of the shares of common stock outstanding on the record date. Abstentions will have the same effect as “AGAINST” votes. Brokers do not have discretionary authority to vote on the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split without instruction from the beneficial owner. Therefore, broker non-votes (i.e., shares held by a broker, bank or other nominee that are represented at the Special Meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) with respect to Proposal One will have the same effect as a vote “AGAINST” Proposal One.

Approval of Proposal Two, adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One, requires “FOR” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the same effect as “AGAINST” votes. Brokers do have discretionary authority to vote on adjournment of the Special Meeting without instruction from the beneficial owner. As brokers have discretionary authority to vote shares in the absence of voting instructions from stockholders with respect to Proposal Two, we expect no broker non-votes will result from Proposal Two; however, if any broker non-votes are submitted, they will have the same effect as an “AGAINST” vote.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Special Meeting of the holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum.

For the purpose of determining the presence of a quorum, proxies marked “abstain” will be counted as present. On the record date of September 27, 2016, there were 137,795,802 shares of our common stock issued and outstanding, and those shares are the only shares that are entitled to vote at the Special Meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. In summary, our Board of Directors recommends a vote

•	“FOR” approval of an amendment to our Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), whereby each outstanding forty (40) shares of Common Stock would be combined, converted and changed into one (1) share of Common Stock and (ii) a reduction in the number of authorized shares of the Common Stock from 249,000,000 to 25,000,000 shares.

•	“FOR” adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One.

How can I attend the Special Meeting?

You may attend the Special Meeting if you are listed as a stockholder of record as of September 27, 2016 and bring proof of your identity. If you hold your shares through a broker or other nominee, you will need to provide proof of your share ownership by bringing either a copy of a brokerage statement showing your share ownership as of September 27, 2016, or a legal proxy if you wish to vote your shares in person at the Special Meeting. In addition to the items mentioned above, you should bring proof of your identity.

How can I vote my shares in person at the Special Meeting?

•	Shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring proof of your identity to the Special Meeting. Shares beneficially owned may be voted by you if you receive and present at the Special Meeting a Legal Proxy from your broker or nominee, together with proof of your identity. Even if you plan to attend the Special Meeting, we urge you to vote by telephone, by Internet or by returning your marked proxy to Broadridge so that your vote will be counted if you later decide not to attend the Special Meeting or are unable to attend.

•	You may vote over the Internet. Simply follow the instructions on the notice of internet availability or proxy card. If you vote over the Internet, you should not vote by telephone or vote by returning a proxy card.

•	You may vote by telephone. Simply follow the instructions on the notice of internet availability or proxy card. If you vote over the telephone, you should not vote by Internet or vote by returning a proxy card.

•	You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you vote by mail, you should not vote by telephone or over the Internet.

How will my proxy card be voted?

If the proxy card is executed, returned in time and not revoked, the shares represented by the proxy card, telephone vote or Internet vote will be voted at the Special Meeting and at any postponement or adjournment of the Special Meeting in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES MAILED, VOTED VIA TELEPHONE OR VOTED VIA INTERNET WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF OUR BOARD OF DIRECTORS ON ALL OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, AND AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING, IN THE SOLE DISCRETION OF THE PERSONS NAMED AS PROXY HOLDERS ON THE PROXY CARD.

How may I revoke the voting instructions previously given?

A stockholder who returns a proxy card may revoke it at any time prior to its exercise at the Special Meeting by (1) giving written notice of revocation to our Corporate Secretary, (2) properly submitting to us a duly executed proxy bearing a later date, or (3) appearing at the Special Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302, Attention: Corporate Secretary. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Who is paying for this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Notice, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of these materials will be furnished to brokers, banks or other nominees holding shares in their names that are beneficially owned by others so they may forward these materials to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

We have engaged Morrow Sodali LLC to assist in proxy solicitation and collection at a cost of $7,500, plus out-of-pocket expenses.

How may I request multiple sets of proxy materials if two or more stockholders reside in my household?

To minimize our expenses, one Proxy Statement may be delivered to two or more stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of these documents to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies of these documents, and requests that in the future separate documents be sent to stockholders who share an address, should be directed by writing to ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302, Attention: Corporate Secretary, or by calling our Corporate Secretary at (818) 264-2300.

How may I request a single set of proxy materials for my household?

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address set forth in the preceding paragraph to request delivery of a single copy of these materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 16, 2016 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our named executive officers as set forth in our proxy statement for our 2016 Annual Meeting of Stockholders and our directors and (c) by all of our executive officers and directors as a group. As of September 16, 2016, there were 136,295,802 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned (2)		Percent of Total
John S. Yu, M.D.	6,469,531	(3)	4.53%
Andrew Gengos	1,367,266	(4)	1.00%
Anthony Gringeri, Ph.D.	602,625	(5)	*
David Fractor	294,832	(6)	*
Steven J. Swanson, M.D	195,833	(7)	*
Rahul Singhvi, Sc.D.	379,836	(8)	*
Gary S. Titus	198,007	(9)	*
Gregg A. Lapointe	49,187	(10)	*
Mark A. Schlossberg	49,187	(11)	*
All executive officers and directors as a group (9 persons)	9,606,303	(12)	6.62%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of September 16, 2016, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(3)	Includes 6,449,205 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(4)	Includes 950,000 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(5)	Includes 365,625shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(6)	Includes 171,498 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(7)	Includes 170,833 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(8)	Includes 364,836 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(9)	Includes 170,007 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.

(10)	Includes 49,187 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(11)	Includes 49,187 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.
(12)	Includes 8,740,377 shares of our common stock underlying stock options that are exercisable within 60 days of September 16, 2016.

PROPOSAL ONE

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND A REDUCTION IN AUTHORIZED SHARES OF COMMON STOCK

Background

Our common stock is currently listed on the NYSE MKT under the symbol “IMUC.” On August 31, 2016, the Company was notified by the NYSE that the Company does not meet the continued listing standards set forth in Part 10 of the NYSE MKT Company Guide (the “Company Guide”). Specifically, the notification from the NYSE MKT stated that the Company’s thirty-day average selling price per share may not be suitable for auction market trading due to its low selling price. Therefore, in accordance with Section 1003(f)(v) of the Company Guide, the NYSE MKT deemed it appropriate for the Company to effect a reverse stock split.

In the event that the NYSE determines that the Company has not timely cured the foregoing deficiency, the NYSE most likely will initiate procedures to delist our common stock from the NYSE MKT.

Accordingly, the Board of Directors has approved a proposed amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that would:

•	effect a reverse stock split of all shares of our common stock at a ratio of 40:1; and

•	reduce the number of authorized shares of the Company’s common stock from 249,000,000 to 25,000,000 (referred to collectively in this Proxy Statement as the “Reverse Stock Split”).

The Board of Directors has recommended that the proposed amendment be presented to the Company’s stockholders for approval. Upon receiving stockholder approval of the proposed amendment, the Board of Directors will have the sole discretion, until the 2017 Annual Meeting, to elect, as it determines to be in the best interests of the Company and our stockholders, whether to effect the Reverse Stock Split. The text of the form of amendment to the Certificate of Incorporation, which would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is set forth in Appendix A to this Proxy Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split.

If the Board of Directors elects to effect the Reverse Stock Split following stockholder approval, the number of issued and outstanding shares of our common stock would be reduced at a ratio of 40:1. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of our common stock would remain unchanged at $0.0001 per share.

Reasons For The Reverse Stock Split

Although the proposed Reverse Stock Split will not have the effect of increasing the Company’s equity market capitalization, we believe that implementing the Reverse Stock Split will provide benefits to the Company and our existing stockholders in a number of ways, including:

1.	Maintain our listing on the NYSE MKT. Our common stock is traded on the NYSE MKT, the leading capital market for small cap companies within the NYSE. As discussed above, on August 31, 2016, the Company was notified by the NYSE that the Company does not meet the continued listing standards set forth in Part 10 of the Company Guide. Specifically, the notification from the NYSE MKT stated that the Company’s thirty-day average selling price per share may not be suitable for auction market trading due to its low selling price. Therefore, in accordance with Section 1003(f)(v) of the Company Guide, the NYSE MKT deemed it appropriate for the Company to effect a reverse stock split.

We believe that completing the reverse stock split will result in an increase in our common stock price that will maintain it above the $0.20 “low price per share” threshold, which would enable the Company to continue to comply with NYSE MKT listing requirements for maintaining stock price.

The Board of Directors has considered the potential harm to the Company and its stockholders should the NYSE delist our common stock from the NYSE MKT. Delisting could adversely affect the liquidity of our common stock because alternatives, such as the OTC Markets and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. The Board of Directors believes that a reverse stock split is a potentially effective means for us to maintain compliance with the rules of the NYSE MKT and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NYSE MKT by potentially increasing the price of our common stock.

2.	Providing a Sufficient Level of Authorized Shares of Our Common Stock Available for Issuance. Our Certificate of Incorporation currently authorizes 249,000,000 shares of common stock for issuance. As of September 16, 2016, 225,644,680 shares of our common stock were either issued and outstanding or reserved for issuance, which equates to 91% of the authorized shares. Specifically, as of September 16, 2016:

•	136,295,802 shares of our common stock were issued and outstanding;

•	68,348,975 shares of our common stock were reserved for issuance upon exercise of outstanding warrants;

•	12,440,023 shares of our common stock were reserved for issuance upon exercise of outstanding options;

•	592,000 shares of our common stock were reserved for issuance upon settlement of outstanding restricted stock units; and

•	7,967,880 shares of our common stock were reserved for future issuance under our 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”).

In connection with the Reverse Stock Split, the authorized number of shares of common stock would be reduced from 249,000,000 to 25,000,000. Despite this reduction, following the Reverse Stock Split, 5,641,117 shares of our common stock would be either issued and outstanding or reserved for issuance, which equates to 23% of the authorized shares.

In addition, as of September 17, 2016, we had $14.3 million of common stock available for sale under our Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co.

Because only 9% of the authorized shares under our Certificate of Incorporation remain available for issuance, we require additional available authorized shares of our common stock to provide for any potential future stock issuances to raise capital, effect acquisitions and/or provide equity incentives to our employees. At present, we do not have any plans or arrangements to issue additional shares of our common stock other than shares currently reserved for issuance under our existing equity incentive plan and upon conversion of our outstanding options and warrants.

3.	Stock Price Volatility. We have been advised by certain institutional investors, as well as by our financial advisors, that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks below certain prices.

4.	Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks, or tend to discourage individual brokers from recommending low-priced stocks to their customers, including by restricting or limiting the ability of such individual brokers to purchase such stocks on margin.

5.	Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Reasons for the Decrease in Authorized Shares

As a matter of Delaware law, implementation of the Reverse Stock Split does not require a change in the total number of shares of our common stock authorized under our Certificate of Incorporation. However, the reduction in the authorized number of shares of our common stock is designed to ensure that the Company does not have what some stockholders might view as an unreasonably high number of authorized but unissued shares of common stock.

Board Discretion to Implement Reverse Stock Split

If the Reverse Stock Split is approved by the Company’s stockholders at the Annual Meeting, it will be effected, if at all, only upon a subsequent determination by the Board of Directors that the Reverse Stock Split is in the best interests of the Company and our stockholders at the time. Such determination will be based upon the factors set forth below under the heading “Criteria to be Used for Decision to Effect a Reverse Stock Split.” Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of a filing with the Delaware Secretary of State not to effect the Reverse Stock Split. If the Board of Directors fails to implement the Reverse Stock Split before the 2017 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

Criteria to be Used for Decision to Effect a Reverse Stock Split

If the stockholders approve the Reverse Stock Split, the Board of Directors will be authorized to proceed with the Reverse Stock Split at its sole discretion. In determining whether to proceed with the Reverse Stock Split, the Board of Directors expects to consider a number of factors, including prevailing market conditions, existing and expected marketability and liquidity of our common stock, existing and expected trading prices of our common stock, the NYSE MKT listing requirements, our additional funding requirements, and the number of shares of our authorized but unissued common stock. The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Effects of the Reverse Stock Split

After the Reverse Stock Split, each stockholder will own a reduced number of shares of our common stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split.

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our common stock after the Reverse Stock Split.

The Reverse Stock Split would reduce the number of shares of our common stock available for issuance under the 2016 Equity Incentive Plan, in proportion to the reverse split ratio of the Reverse Stock Split. The number of shares of our common stock authorized for issuance but unissued at September 16, 2016 under the 2016 Equity Plan is 7,967,880.

The Company also has outstanding as of September 16, 2016, certain stock options to purchase approximately 12,440,023 shares of our common stock. Under the terms of the various instruments governing the Company’s outstanding stock options, the Reverse Stock Split will effect a reduction in the number of shares of our common stock issuable upon the exercise of such stock options in proportion to the reverse split ratio of the Reverse Stock Split. The Reverse Stock Split will effect a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with the Reverse Stock Split, the number of shares of our common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

No fractional shares of our common stock will be issued in connection with the proposed Reverse Stock Split. Holders of our common stock who would otherwise receive a fractional share of our common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our common stock under the Exchange Act. After the Reverse Stock Split, our common stock would continue to be reported on the NYSE MKT under the symbol “IMUC”.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

If the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following a Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares of our common stock.

The effect of a Reverse Stock Split upon the market prices for our common stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of our common stock after a Reverse Stock Split will be forty (40) times the price per share of our common stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, there can be no assurance that approval of the Reverse Stock Splits will not adversely impact the market price of our common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long term investors or that the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.

Effective Date

If the proposed Reverse Stock Split is approved at the Annual Meeting and the Board of Directors elects to proceed with the Reverse Stock Split, the Reverse Stock Split would become effective as of 5:00 p.m. Eastern Time on the date of the filing (the “Effective Time”) of the certificate of amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, all shares of our common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of our common stock in accordance with the Reverse Stock Split ratio described above. If the Board of Directors fails to implement the Reverse Stock Splits before the 2017 Annual Meeting of Stockholders, further stockholder approval would be required prior to implementing any reverse stock split.

Exchange of Stock Certificates

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Computershare, our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.

Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split ratio. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Cash Payment In Lieu of Fractional Shares

No fractional shares of our common stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of our common stock would otherwise be entitled as a result of the Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of our common stock on the NYSE MKT during regular trading hours for the five trading days immediately preceding the Effective Time. As of September 16, 2016, there were approximately 95 stockholders of record of our common stock. Upon stockholder approval of this proposal, if the Board of Directors elects to implement the Reverse Stock Split at a reverse split ratio of 40:1, stockholders owning fewer than forty (40) shares of our common stock prior to the Reverse Stock Split would be eliminated. However, the Company does not expect that cashing out fractional stockholders would reduce the number of stockholders of record.

Discretionary Authority of the Board to Abandon Reverse Stock Split

The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the certificate of amendment, even if the Reverse Stock Split has been authorized by our stockholders. By voting in favor of the Reverse Stock Split, you are also expressly authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Company stockholders of the Reverse Stock Split. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. The Company believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of our common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of our common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock outstanding will be required to approve the Reverse Stock Split and the amendment to the Certificate of Incorporation to effect the Reverse Stock Split. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ALL OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

A proposal will be submitted to the stockholders at the Special Meeting to approve adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal One. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Special Meeting is required for approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ESTABLISH A QUORUM OR TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL ONE.

OTHER MATTERS

Stockholder Proposals

Any proposal that a stockholder intends to present in our proxy statement for consideration at our next annual meeting of stockholders, to be held in 2017, must be received by us on or before January 1, 2017, or if the date of the annual meeting is moved more than 30 days from the anniversary of our 2016 annual meeting, then no later than the close of business on the 60th day prior to such annual meeting and the 10th day following the date on which public announcement of the date of the meeting is made. If a stockholder desires to present a proposal at our next annual meeting of stockholders but does not desire to include the proposal in our proxy statement, we must receive the proposal no later than January 1, 2017. All proposals described in this paragraph must comply with the stockholder proposal requirements set forth in our Bylaws and should be sent to ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302, Attention: Corporate Secretary.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

By Order of the Board of Directors

October 4, 2016	/s/ Gary S. Titus
Gary S. Titus
Corporate Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Under Section 242 of the General Corporation Law of the State of Delaware)

ImmunoCellular Therapeutics, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation is ImmunoCellular Therapeutics, Ltd.

SECOND. The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware is March 20, 1987.

THIRD. The board of directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 1 of Article FOURTH so that, as amended, it shall be and read in full as follows:

“FOURTH

Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 26,000,000 shares, consisting of 25,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

Effective as of 5:00 p.m., Eastern Time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each forty (40) shares of Common Stock, par value $0.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined into one (1) share of Common Stock, par value $0.0001 per share; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but instead shall pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sale price of the Common Stock as reported on the NYSE MKT on the last business day before this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH. This Certificate of Amendment was duly adopted by the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Andrew Gengos, its President and CEO, this    day of            , 201  .

ImmunoCellular Therapeutics, Ltd.

By:
Name:	Andrew Gengos
Title:	President and CEO

Appendix A

IMMUNOCELLULAR THERAPEUTICS, LTD.

23622 CALABASAS ROAD, STE. 300

CALABASAS, CA 91302

SCAN TO

VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E13821-S50313

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMMUNOCELLULAR THERAPEUTICS, LTD.

The Board of Directors recommends you vote FOR the following proposals:

For

Against

Abstain

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), whereby each outstanding forty (40) shares of Common Stock would be combined, converted and changed into one (1) share of Common Stock and (ii) a reduction in the number of authorized shares of the Common Stock from 249,000,000 to 25,000,000 shares.

2. To adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at www.proxyvote.com.

E13822-S50313

IMMUNOCELLULAR THERAPEUTICS, LTD.

Special Meeting of Stockholders

November 14, 2016, 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary S. Titus and Andrew Gengos, or each of them, as proxies, each with full power of substitution and revocation, to vote all of the shares of stock of IMMUNOCELLULAR THERAPEUTICS, LTD. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of ImmunoCellular Therapeutics, Ltd. to be held at the offices of ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302, on November 14, 2016 at 9:00 a.m., PST, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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